China Linen Textile Industry Announces Completion of Convertible Note Financing

LANXI COUNTY, China, Nov. 4, 2010 /PRNewswire-Asia-FirstCall/ -- China Linen Textile Industry, Ltd. (OTC Bulletin Board: CTXIF, "China Linen" or the "Company"), a China-based company engaged in the production and sale of linen yarn and various types of linen fabric, today announced that it has consummated a private placement to a group of institutional and accredited investors for approximately $7 million of 7.5% notes that are convertible into the Company's ordinary shares. The offering will result in gross proceeds of approximately $6.4 million to the Company.

The 7.5% note carries a fixed conversion price of $1.52, which is equal to 115% of the 10-day volume weighted average price prior to November 3, 2010, and carries a 2-year term. Assuming full conversion of the notes issued to investors, the company would expect to issue approximately 4,634,869 ordinary shares. There were no warrants issued in this offering. The total outstanding ordinary shares of the Company after conversion and exercise would be approximately 24,849,872 shares. Net proceeds from the offering are expected to fund the acquisition of Lanxi Tianxianfang Linen Co., Ltd, which includes a 23,358 square foot building in Lanxi Town, China, a spinning production line with an annual capacity of approximately 620 tons of linen yarn, and a bleaching factory with annual capacity to bleach 10 million meters of linen fabric., which the Company is currently leasing.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as placement agent for the transaction.

About China Linen Textile Industry, Ltd.

China Linen Textile Industry, Ltd. ( http://www.chinalinen.cc/ ) is principally engaged in the production and sale of linen yarn and various types of linen fabric. The Company is also involved in consultation and R&D related to linen technology and linen products. The Company carries on all of its business activities through its subsidiary, Heilongjiang Lanxi Sunrise Linen Textile Industry Co., Ltd. ("Lanxi Sunrise"), established in June 2002 and located in Lanxi County, the "Homeland of Flax in China," near Harbin City in China. Lanxi Sunrise has one yarn-spinning factory and two fabric weaving factories in its 28,000 square meters of building area with a staff of 1,500 and 310 sets of world-class, advanced production machinery. Annual production capacity totals approximately 1,600 tons with 50 different types of yarn and 8 million meters of fabric with 110 types. Approximately 55 percent of its products are exported to more than 10 countries.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

For further information, contact:

China Linen Textile Industry, Ltd.
Ms. Jodie Zheng Wehner, CFO
Tel: +1-310-890-8048
Email: jodiewehner@chinalinen.cc

Mr. Xiao Weixing, IR Manager
Tel: +86-137-9600-2690
Email: xiaoweixing@chinalinen.cc

HC International, Inc.
Scott Powell, Vice-President
Tel: +1-917-721-9480
Email: scott.powell@hcinternational.net
Web: http://www.hcinternational.net

CONTACT: China Linen Textile Industry, Ltd., Ms. Jodie Zheng Wehner, CFO, +1-310-890-8048, jodiewehner@chinalinen.cc, Mr. Xiao Weixing, IR Manager, +86-137-9600-2690, xiaoweixing@chinalinen.cc; HC International, Inc., Scott Powell, Vice-President, +1-917-721-9480, scott.powell@hcinternational.net